SCHEDULE A

(to the Class C Distribution and Service Plan – Pacific Life Funds)

ClassC Shares:

PL Portfolio Optimization Conservative Fund

PL Portfolio Optimization Moderate-Conservative Fund

PL Portfolio Optimization Moderate Fund

PL Portfolio Optimization Moderate-Aggressive Fund

PL Portfolio Optimization Aggressive Fund

PL Income Fund

PL Floating Rate Income Fund

PL High Income Fund

PL Short Duration Income Fund

PL Strategic Income Fund

PL Limited Duration High Income Fund

PL Diversified Alternatives Fund

Effective: December 31, 2013